NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS OCTOBER
COMPARABLE STORE SALES DECREASE ONE PERCENT

PEMBROKE PINES, FL., November 2, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended October 28, 2006 comparable store sales decreased one percent compared to last October, when comparable store sales rose eight percent. Total sales during the four-week period ended October 28, 2006 increased five percent to $105,221,000 compared with $100,165,000 for the comparable four-week period last year.

Comparable store sales results for October 2006 compared to October 2005 were as follows:

•	Claire’s North America: flat

•	Claire’s International: flat

•	Icing by Claire’s: negative high single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange.

Sales for the third fiscal quarter, ended October 28, 2006, increased six percent to $347,503,000, compared with $327,259,000 during last year’s third fiscal quarter. Comparable store sales this fiscal quarter were flat, compared to a nine percent increase during the third quarter of Fiscal 2006.

For the first nine months of Fiscal 2007, sales increased six percent to $1,008,484,000 compared to $955,009,000 for the comparable period last year. Year to date, comparable store sales increased two percent compared with an increase of six percent during the first nine months of Fiscal 2006.

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “We are encouraged to see our International comparable store sales showing modest improvement. We have begun the process of adjusting prices on certain items in an effort to present our customers with the same value propositions we offer in North America. Customers are responding favorably and we are continuing to refine our pricing strategy as new inventory is introduced in our stores. Of course, we remain cognizant of the fact that some of our European projects are still in early stages of execution and that we must be patient before we see a return to healthy comparable store sales that can be sustained over the long term.”

Marla Schaefer, Co-Chairman and Co-CEO noted that, “What we are seeing this fall is that our value priced items are clearly driving the business, both at Claire’s and Icing by Claire’s. This creates tough comparisons against last year’s Bohemian trend, which in general consisted of items that carried higher prices than this season’s most popular items. The current value pricing on basics at Claire’s has been a major factor leading to flat sales this month, while Icing by Claire’s sales have suffered due to this division being more fashion driven. The nature of retail being cyclical, we expect the current ‘value driven basics’ atmosphere to change as we approach spring, with its emphasis on color and shiny metals and we are looking forward to robust sales of our seasonal merchandise offerings.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
April	$104,251	$94,877	10%	9%
May	$102,562	$94,593	8%	4%
June	$132,514	$124,336	7%	2%
July	$114,049	$106,113	7%	2%
August	$116,774	$110,728	5%	1%
September	$125,508	$116,366	8%	1%
October	$105,221	$100,165	5%	-1%
Year-to-Date	$1,008,484	$955,009	6%	2%

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of October 28, 2006, Claire’s Stores, Inc. operated approximately 2,985 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 190 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 110 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com